EXHIBIT 23.2


                 CONSENT OF INDEPENDENT AUDITORS


      We consent to the reference to our firm under the caption "Experts" and to the incorporation by reference in the Amendment No. 1 to the Registration Statement (Form S-3 No. 333-58685) and related Prospectus of The Interpublic Group of Companies, Inc. ("IPG"), of our report dated March 13, 1998, included in the Current Report (Form 8-K) of IPG, filed with the Securities and Exchange Commission on July 1, 1998, with respect to the consolidated financial statements of Hill, Holliday, Connors, Cosmopulos, Inc. for the twelve-month period ended December 31, 1997, which statements are included in the supplemental consolidated financial statements of IPG.


                                    Ernst & Young LLP


                                    Boston, Massachusetts
                                    July 29, 1998